WHEATON RIVER MINERALS LTD.

1560 - 200 Burrard Street
Vancouver, British Columbia
CANADA V6C 3L6

LUISMIN, S.A. de C.V.

Pino Suarez 308 OTE, Col. Centro C.P.

34000, Durango, Dgo. Mexico

MINAS DE SANLUIS, S.A. de C.V.

Pino Suarez 308 OTE, Col. Centro C.P.

34000, Durango, Dgo. Mexico

May 11, 2004

Orko Gold Corp

Suite 2610 – 1066 West Hastings Street

Vancouver, British Columbia

CANADA V6F 1X7

Attention:

Mr. Gary Cope,

President

Dear Sirs:

Re: "Santa Monica" Property, Durango State, Mexico

We write further to our recent discussions to set forth and confirm our respective understandings of the terms and conditions upon which Orko Gold Corp. (or a to-beincorporated/acquired Mexican subsidiary of Orko) ("Orko") can earn up to an undivided seventy- five (75%) percent working interest in and to that certain exploration concession situated in the Municipality of Panuco de Coronado, Durango State, Mexico referred to as the "Santa Monica" Property and thereafter form an association with Minas de Sanluis, S.A. de C.V. ("Sanluis"), a wholly owned subsidiary of Luismin, S.A. de C.V. ("Luismin") which is, in turn, a wholly owned subsidiary of Wheaton River Minerals Ltd. ("Wheaton"). All monies referred to herein are United States funds unless otherwise indicated.

For the purposes of this agreement, the term "Property" will mean:

(a)

the exploration concession more particularly set forth and described in Schedule "A" (the "Sanluis Concession") and all rights and appurtenances attached or accruing thereto,

(b)

any substitute or successor mineral tenure granted, issued or obtained in respect of the tenure referred to in subparagraph (a),

(c)

all information and data (including reports, studies, assessments, models, interpretations, copies of drill logs, assay results and maps) with respect to the Sanluis Concession in the possession or control of Wheaton, Luismin or Sanluis (collectively, the "Wheaton Group"), whether in hard copy or in electronic form, as at the date hereof (the "Existing Data"),

(d)

all fixtures, equipment, plant, facilities and machinery owned by the Wheaton Group and currently situate in, upon or under the lands subject to the Sanluis Concession; and

(e)

all interests in minerals or mineral tenures, or any rights or options to acquire any such interest(s), which become subject to this agreement and part of the Property pursuant to paragraph 39.

We confirm our agreement as follows:

1.

Title to Property

Sanluis presently holds a one hundred (100%) percent right, title and interest in and to the Sanluis Concession. Until such time as the Property is transferred to Newco (as hereinafter defined) or the parties otherwise agree, title to all of the Property will be held by Sanluis, subject to the terms of this agreement.

2.

Representations and Warranties of the Wheaton Group

The Wheaton Group further represents and warrants to Orko that:

(a)

the mineral concession comprised in the Sanluis Concession and set forth in Schedule "A" was, to the best of its knowledge, information and belief, validly issued, is registered in the name of Sanluis, as applicable, in the Registro Publico de Mineria in the Libro de Concesiones Mineras, is presently in good standing, subject to compliance with applicable laws of Mexico in connection therewith, and no person other than the Mexican government or Sanluis has any interest in such portion of the Property or production therefrom;

(b)

to the best of their knowledge, all operations on the Sanluis Concession have been in compliance with all applicable mining, labour, environmental and taxation laws and there are no outstanding work orders or actions to be taken under Mexican legal requirements in respect of the Sanluis Concession; and

(c)

each of Wheaton, Luismin and Sanluis has the full right and authority to enter into this agreement and Sanluis has the full right to transfer to Orko up to an effective undivided seventy- five (75%) percent right, title and working interest in and to the Sanluis Concession in accordance with the provisions of this agreement.

3.

Grant of First Option

The Wheaton Group hereby grants to Orko the sole and irrevocable right and option (the "First Option") to earn an initial undivided fifty-one (51%) percent right, title and working interest in and to the Property by:

(a)

allotting and issuing, and delivering certificates representing, an aggregate of ONE HUNDRED THOUSAND (100,000) common shares without par value in the capital of Orko (the "Orko Shares"), as follows:

(i)

FIFTY THOUSAND (50,000) Orko Shares on or before the day which is five (5) business days after the day (the "Acceptance Date") upon which this agreement has been accepted for filing by the TSX Venture Exchange (the "TSXV") on behalf of Orko, and

(ii)

an additional FIFTY THOUSAND (50,000) Orko Shares on or before the day which is twelve (12) months after the Acceptance Date,

all of such Orko Shares to be fully paid and non-assessable and not subject to any restrictions on transfer or statutory hold periods greater than four (4) months from the date of issue. Upon the occurrence of any one or more events involving the capital reorganization, consolidation, subdivision or reclassification of the common shares in the capital of Orko, or the merger, amalgamation or other corporate combination of Orko with one or more other entities, or of any other events in which new securities of any kind or nature are issued or delivered in exchange for the common shares in the capital stock of Orko as constituted on the date hereof ("Fundamental Changes") then, at the time of any issuance of any Orko Shares pursuant to this agreement taking place after such Fundamental Change, and in lieu of issuing and delivering the Orko Shares which, but for such Fundamental Change and this provisions, would have been issued and delivered, Orko (or its successor) will issue and/or deliver instead such number of new securities as would have been issued and/or delivered to Wheaton as a result of the Fundamental Change in exchange for those Orko Shares which Wheaton would have held if such issuance had occurred prior to the occurrence of the Fundamental Change;

(b)

incurring an aggregate of ONE MILLION ($1,000,000) DOLLARS in Exploration Expenditures, as follows:

(i)

SEVENTY-FIVE THOUSAND ($75,000) DOLLARS on or before the day which is one (1) year after the Acceptance Date,

(ii)

an additional ONE HUNDRED THOUSAND ($100,000) DOLLARS on or before the day which is two (2) years after the Acceptance Date,

(iii)

an additional ONE HUNDRED AND TWENTY-FIVE THOUSAND ($125,000) DOLLARS on or before the day which is three (3) years after the Acceptance Date,

(iv)

an additional TWO HUNDRED AND FIFTY THOUSAND ($250,000) DOLLARS on or before the day which is four (4) years after the Acceptance Date, and

(v)

an additional FOUR HUNDRED AND FIFTY THOUSAND ($450,000) DOLLARS on or before the day which is five (5) years after the Acceptance Date; and

(c)

complying with the terms and conditions of this agreement during the currency of the First Option.

Any excess in Exploration Expenditures incurred in any period in subparagraph 3(b) may be carried forward against Exploration Expenditures due to be incurred in the next.

4.

Definition of Exploration Expenditures

For the purposes of this agreement, the phrase "Exploration Expenditures" means all costs, expenses, obligations and liabilities of whatever kind or nature spent or incurred after the date hereof, directly or indirectly, by Orko or the Wheaton Group (provided that, if Orko is the operator, such costs, expenses, obligations or liabilities, have been discussed with and authorized by Orko) in connection with the maintenance (physical and title), exploration and development of the Property (which is intended to include, amongst other things, consulting fees, wages, salaries, travelling expenses and benefits of persons directly engaged in work which can be specifically allocated to the Property and reasonable insurance costs), in carrying out any activities directed primarily towards ascertaining the existence, location, quality, quantity or commercial value of deposits of minerals in, upon or under the Property, in preparing feasibility studies, in preparing for, and completing, the extraction, processing, treatment, sale and marketing of any minerals and obtaining licences or permits in respect thereof, in connection with reclamation, rehabilitation and environmental protection of the Property, in incorporating and maintaining Newco (as defined in paragraph 18) and in transferring the Property to Newco in accordance with paragraph 18 and, in addition, until a decision is made to establish and bring a mine into production on the Property (a "Production Decision") a fee in lieu of any charges for overhead, head office or management supervisory services of ten (10%) percent of all other Exploration Expenditures except for drilling contracts and any contract with a third party of a value in excess of $50,000, for which the fee will he five (5%) percent. After the date a Production Decision is made overhead fees on all expenditures from the date of the Governing Body's (defined below) approval of a feasibility study shall be renegotiated and will be based upon usual business practice for preproduction and an operating mine, it being the intention of the parties that the Operator will neither make a profit nor operate at a loss.

5.

Confirmation of Exploration Expenditures

On or before thirty (30) days after the relevant dates in subparagraph3(b), Orko will deliver to Wheaton a certificate of a senior officer of Orko certifying the amount of Exploration Expenditures incurred to the relevant date, together with a reasonably detailed list of such Exploration Expenditures, which certificate will constitute prima facie evidence that such amount of Exploration Expenditures have been incurred unless disputed by Wheaton within thirty (30) days of receipt thereof (in which case the matter will be referred to arbitration as provided herein).

6.

First Option is Option Only, Termination for Non-performance

The issuance of the Orko Shares in subparagraph 3(a) and the incurring of the Exploration Expenditures in subparagraph 3(b) are each optional, and Orko is not obligated to issue the Orko Shares or incur any Exploration Expenditures. However, if Orko fails to issue the Orko Shares or (subject to paragraph 7) to incur the Exploration Expenditures set forth in subparagraph 3(b) within the time limits specified, or at any time fails to comply with the requirements of subparagraph 16(c) or paragraph 17, the provisions of paragraph 34 will apply, and if Orko fails to remedy such default in accordance with that paragraph, Wheaton may terminate the First Option upon notice to that effect to Orko, and Orko will thereupon have no right, title or interest in or to the Property, and no further right to earn any interest therein, and will have no further obligations or liabilities in respect of the Property, except as provided in paragraph 9.

7.

Failure by Orko to Incur Required Exploration Expenditures

If Orko has failed to comply with the requirements of any of clauses 3(b)(i) through (v) within the time period(s) specified, then the First Option will not terminate, and Orko may maintain the First Option in good standing, if Orko pays to Wheaton, or its nominee, in cash and within thirty (30) days of the date when it is determined that Orko has not incurred the required Exploration Expenditures, an amount equal to ONE HUNDRED (100%) PERCENT of the deficiency in Exploration Expenditures (which amount, if paid in a timely manner, will be deemed to constitute Exploration Expenditures incurred prior to the relevant date), provided that no overhead fee is payable or credited to Orko in respect of any such payment.

8.

Voluntary Termination of First Option by Orko

Orko may, at any time, upon not less than sixty (60) days notice to Wheaton, elect to terminate the First Option, provided that in such case Orko will be required to comply with the provisions of paragraph 9.

9.

Obligations of Orko Upon Termination of First Option

Upon the termination of the First Option for any reason whatsoever other than the exercise thereof by Orko in accordance with the provisions hereof, Orko will:

(a)

leave the Property in good standing as at the effective date of termination, free and clear of all liens, charges, and encumbrances arising from operations by or on behalf of Orko, and in a safe and orderly condition and in a condition which is in compliance with all applicable laws including, without limitation, with respect to reclamation and rehabilitation and including the clean-up and removal of any hazardous waste from the Property;

(b)

deliver to Wheaton, within sixty (60) days of termination:

(i)

a full report on all work carried out by or on behalf of Orko on the Property and all results relating thereto and any interpretations, models, or assessments in respect thereof;

(ii)

copies of all reports, studies, and assessments prepared by or on behalf of Orko with respect to work on or for the benefit of the Property not already provided to Wheaton,

(iii)

copies of all drill logs, assay results, maps, field notes, sections, and other technical factual or interpretive data generated or compiled by or on behalf of Orko with respect to the Property and work thereon hereunder.

In addition, Orko will make available for pick up by Wheaton, at the place of storage, all available samples, drill chips, core and cuttings, sample rejects and pulps, and any other physical material removed by or for Orko from the Property;

(c)

comply with all obligations and make all payments accrued (including any taxes or similar payments and the completion of any necessary assessment work reports) as of the date of termination with respect to the Property;

(d)

unless otherwise specified by Wheaton, remove from the Property, within three (3) months of the effective date of termination, all machinery, equipment, supplies and facilities erected, installed, or brought upon the Property by or at the instance of Orko, for which purpose Orko and its agents will have full rights to enter on the Property, subject to compliance with applicable law; and

(e)

deliver to Sanluis duly executed and recordable transfers and assignments of all interest of Orko in and to the Property (including in and to any underlying option or purchase agreements) with respect to portions of the Property other than the Sanluis Concession.

10.

Exercise of First Option and Orko Election

Upon Orko having complied in full with the provisions of paragraph 3, the First Option will have been exercised and Orko will have earned an undivided fifty-one (51%) percent right, title and working interest in and to the Property. Upon the exercise of the First Option, Orko will, within a period of sixty (60) days of such exercise, deliver to Wheaton a notice (the "Election Notice") specifying that Orko elects to either:

(a)

proceed to earn an additional twenty-four (24%) percent right, title and working interest in accordance with the provisions of paragraph 11 (a "Positive Election Notice"); or

(b)

not proceed to earn an additional twenty-four (24%) percent right, title and working interest in accordance with the provisions of paragraph 11 (a "Negative Election Notice").

If Orko fails to deliver an Election Notice within such sixty (60) day period, Orko will be deemed to have elected in accordance with subparagraph 10(b) and to have delivered a Negative Election Notice.

11.

Election of Orko to Proceed with Second Option

If Orko delivers a Positive Election Notice to Wheaton stating that Orko elects to earn an additional undivided twenty-four (24%) percent right, title and working interest in accordance with the provisions of this paragraph 11, then Orko will have, and the Wheaton Group hereby grants to Orko, the sole and irrevocable right and option (the "Second Option") to earn an additional twenty-four (24%) percent undivided right, title and working interest in and to the Property (directly, or indirectly by earning a further 24% interest in Newco (as defined in paragraph 18) under paragraph 18) by incurring an additional FIVE HUNDRED THOUSAND ($500,000) DOLLARS in Exploration Expenditures on or before the day which is six (6) years after the Acceptance Date, and otherwise complying with the provisions of this agreement during the currency of the Second Option.

12.

Election of Orko not to Proceed With Second Option

If Orko delivers, or is deemed to have delivered, a Negative Election Notice in accordance with subparagraph 10(b), then Orko will not have any rights to acquire any further undivided percentage working interest in the Property (or Newco) in accordance with the Second Option and the provisions of paragraph 19 will become operable.

13.

Exercise of Second Option by Orko

Upon Orko having issued an aggregate of ONE HUNDRED THOUSAND (100,000) Orko Shares pursuant to subparagraph 3(a) and having incurred an aggregate of ONE MILLION FIVE HUNDRED THOUSAND ($1,500,000) DOLLARS in Exploration Expenditures in accordance with the provisions of subparagraph 3(b) and paragraph 11 (and in respect of which the provisions of paragraphs 5 and 7 will apply, mutatis mutandis), and having otherwise complied with the provisions of subparagraph 3(a) and paragraph 11, Orko will have earned an additional undivided twenty-four (24%) percent right, title and working interest in and to the Property (directly, or indirectly by earning a further 24% in Newco under paragraph 18 below), and will hold an aggregate undivided seventy-five (75%) percent right, title and working interest in and to the Property (directly or indirectly through Newco).

14.

Failure of Orko to Exercise Second Option

If Orko fails (subject to paragraphs 7 and 34) to incur the required Exploration Expenditures as required by paragraph 11, and thereby fails to exercise the Second Option, then:

(a)

Orko will retain only an undivided fifty-one (51%) percent right, title and working interest in and to the Property (directly or indirectly through Newco); and

(b)

Orko will not receive any credit for any Exploration Expenditures incurred by Orko between the exercise of the First Option and the date of such failure, and no such Exploration Expenditures will be considered to have been incurred by Newco.

15.

Sanluis Back-In Right Upon Exercise of Second Option by Orko

Upon Orko having exercised the Second Option, and thereby having acquired an aggregate undivided seventy-five (75%) percent right, title and working interest in and to the Property, Orko hereby gives and grants to Sanluis the sole and exclusive irrevocable light and option (the "Back-in Option") to purchase from Orko an undivided thirty-five (35%) percent right, title and working interest in and to the Property (the "Back-in Interest") for a cash purchase price of ONE MILLION FIVE HUNDRED THOUSAND ($1,500,000) DOLLARS (the "Purchase Price"). Sanluis may exercise the Back-in Option (if at all) by delivering a notice to Orko within ninety (90) days of the exercise of the Second Option (the "Exercise Notice") stating that Sanluis is exercising the Rack-in Option. Upon delivery by Sanluis of the Exercise Notice a binding agreement will come into effect for the sale by Orko, and the purchase by Sanluis, of the Back-in Interest at a price equal to the Purchase Price, such sale and purchase to close on a date within thirty (30) days of the delivery of the Exercise Notice, such date to be agreed by the parties or, in default of agreement, to be such thirtieth (30th) day. Following the exercise of the Back-in Option by Sanluis, Sanluis will have a sixty (60%) percent interest in the Property and Orko will have a forty (40%) percent interest in the Property. For greater certainty, for the purposes of this agreement, none of the Purchase Price shall constitute Exploration Expenditures.

16.

Obligations of Orko during First and Second Options

During the currency of the First Option and the Second Option (collectively, the "Options"):

(a)

Orko and its agents will have full rights to enter on and to do all work on the Property as Orko determines to be appropriate, subject to compliance with applicable law;

(b)

representatives of the Wheaton Group authorized in writing by Wheaton will have the right, on reasonable entice to Orko and at the expense and risk of the Wheaton Group, of access to and the right to inspect the Property and the data obtained therefrom, and to copy all data derived from work thereon, provided that such rights may only be exercised in a manner which does not unduly interfere with the activities of Orko on the Property and that Wheaton will indemnify Orko from and against all liabilities which may be incurred in connection with the exercise of such right of access;

(c)

subject to the procedure prescribed in paragraph 17 and the provisions of paragraph 33, Orko will make all payments and take all necessary actions as required to maintain the Property in good standing, and in that regard will be solely responsible for making any necessary payments for the mining rights and any value-added or other taxes associated with the Property, and for preparing work progress reports to the Mexican Bureau of Mines, and will otherwise take all steps necessary to keep the Property free and clear of all liens, charges and encumbrances arising by, through or under Orko or as a result of any of activities by or on behalf of Orko hereunder;

(d)

Orko will prepare and deliver to Wheaton written quarterly progress reports of the work completed in the last calendar quarter and presently in progress and results obtained, comprehensive annual reports on or before March 1 of each year covering the activities hereunder and results obtained during the calendar year ending on December 31st immediately preceding, accompanied by copies of all data, reports and other information on or with respect to the Property not already provided to Wheaton and, during periods of active field work, timely current reports and information on any material results obtained, accompanied by copies of all relevant data, reports and other information concerning such results, including those necessary to permit each of Wheaton and Orko to meet its continuous disclosure obligations under applicable securities laws;

(e)

Orko will pay, when due and payable, all wages or salaries for services rendered in connection with the Property and all accounts for materials supplied on or in respect of any work or operations performed in connection therewith;

(f)

Orko will conduct all work on or with respect to the Property in a careful and workman- like manner, following reasonable and prudent geological exploration methods and approaches, and in compliance with all applicable laws; and

(g)

Orko will obtain and maintain, and cause any contractor or subcontractor engaged hereunder by Orko to obtain and maintain adequate insurance, if available on commercially reasonable terms, and will ensure that Luismin and Sanluis (and, to the extent possible, Wheaton) are each named as an additional insured in respect of all such policies;

(h)

Orko will use, as part of the field crew and for the compilation and preparation of data, as and when deemed appropriate by Orko within the context of the work programs carried out on the Property, geologists and personnel nominated by the Wheaton Group and satisfactory to Orko, acting reasonably, the cost of whom (without any mark-up) will he paid by Orko; and

(i)

Orko will pay, forthwith upon receipt by Orko, all invoices rendered by a member of the Wheaton Group to Orko in respect of any technical services provided by a member of the Wheaton Group to, or on behalf of, Orko or any of its contractors at the request of Orko or any such contractor.

Notwithstanding any of the provisions hereof, Orko shall not be liable to the Wheaton Group, or any person acquiring an interest in the Property directly or indirectly from the Wheaton Group, for any statement, interpretation, assessment, map, model or other technical, factual or interpretive data in any delivered under subparagraph 16(d) or any report or other document or information delivered under subparagraph 9(b) hereof to the Wheaton Group unless Orko is found to have been grossly negligent or engaged in wilful misconduct with respect to the preparation thereof.

17.

Procedure for Payment of Property Taxes and Filing of Assessment Work Reports

With respect to the payment of the applicable taxes and other payments due in respect of the Property and the preparation and filing of all required assessment work reports, the following procedures will be applicable:

(a)

the Wheaton Group will, not more than thirty (30) days in advance of the due date of the property tax instalments with respect to the Property (being January 31 and June 30 in each year) invoice Orko for the required payment, which invoice Orko will pay to the Wheaton Group within fourteen (14) days of the receipt of such invoice. Upon receipt by the Wheaton Group of payment in full, the Wheaton Group will arrange for the payment of the requisite taxes in a timely fashion and confirm such payment to Orko; and

(b)

Orko will prepare the folio of assessment report required by the applicable Mexican authorities in respect of the work done on the Property in each calendar year and will deliver such report to the Wheaton Group on or before January 31 of the calendar year following the year in which the applicable work was carried out. Upon receipt of such report (and subject to Orko making any such changes as may be reasonably requested by the Wheaton Group and acceptable to Orko, which changes, if any, will be completed on or before February 28), the Wheaton Group will file such report with the applicable Mexican authorities on or before March 31. However, Orko shall have no obligation to prepare a report or complete a filing with respect to the year ending December 31, 2003, it being acknowledged that the Wheaton Group shall be responsible for preparing the assessment report due for the year ending December 31, 2003.

18.

Formation of New Mexican Company

Unless otherwise determined by Wheaton and Orko, upon the exercise of the First Option Orko and Sanluis will incorporate a new Mexican company ("Newco") to hold the Property, and will each vend their respective interests in the Property for shares of Newco, with the initial ownership thereof reflecting their then respective interests in the Property. Concurrently with such incorporation and vend-in Orko and Sanluis will enter in to a shareholders' agreement setting forth their respective rights and obligations in respect of the management and operation of Newco and the further exploration and development of the Property, which will reflect, as closely as possible, the provisions of this Agreement. Upon the exercise by Orko of the Second Option and upon exercise by Sanluis of the Back- in Option, if applicable, the holdings of shares of Newco will be reorganized to reflect the respective revised percentage interests of each in Newco (whether by the transfer of existing shares or the issuance of new shares). During the currency of the Second Option (if Orko delivers a Positive Election Notice), Orko will be responsible for, and will pay, all costs of maintaining and operating Newco (all of which will constitute Exploration Expenditures). If; for any reason, the parties determine not to incorporate Newco, then references in this agreement to the interest of a party in Newco will be read as references to an interest of such party in the Property directly.

19.

Participation Date

Following:

(a)

Orko having exercised the First Option and Orko having delivered (or being deemed to have delivered) a Negative Election Notice or having delivered a Positive Election Notice but then having failed to exercise the Second Option; or

(b)

Orko having exercised the First Option, proceeded with the Second Option, exercised the Second Option and Wheaton having failed to exercise the Back-in Option; or

(c)

Orko having exercised the First Option, proceeded with the Second Option, exercised the Second Option and Wheaton having exercised the Back-in Option,

(the date on which the applicable event in subparagraph (a), (b) or (c) above occurs being referred to herein as the "Participation Date") each of Orko and Sanluis (each, a "Participant") will be responsible for its pro rata share of Exploration Expenditures from time to time. Failure by a Participant to elect to contribute to approved work programs which are completed to at least eighty (80%) percent of the budgeted Exploration Expenditures will result in the dilution of the non-contributing Participant(s) interest in Newco.

20.

Calculation of Interests and Deemed Expenditure Base of Participants

At any time after the Participation Date, a Participant's interest in Newco (the "Interest") will be equal to the sum of its deemed Exploration Expenditures plus actual Exploration Expenditures after the Participation Date divided by the aggregate of the deemed Exploration Expenditures and actual Exploration Expenditures of both Participants after the Participation Date, but subject to any exclusion of Orko Exploration Expenditures pursuant to subparagraph 14(b). For the purposes hereof, the deemed Exploration Expenditures of the Participants on the Participation Date will be calculated as follows:

(a)

for the Participant with the largest actual Exploration Expenditures incurred since the date of this agreement (the "Greatest Participant"), will be equal to the amount of its actual Exploration Expenditures (the "Greatest Participant Expenditures"); and

(b)

for the other Participant will be equal to ((100 – I/I) x the Greatest Participant Expenditures), where I is the percentage interest of the Greatest Participant as at the Participation Date.

21.

Designation of Operator

Orko shall be the initial operator of the Property (the "Operator") and will have the right to remain so after the Participation Date for so long as Orko maintains at least a fifty (50%) percent Interest. If, at any time after the Participation Date, Orko does not have at least a fifty (50%) percent Interest, then the Governing Body (as defined below) will appoint the Operator. The Operator will propose work plans and budgets to the Governing Body and implement work plans and budgets approved by the Governing Body.

22.

Work Standards and Insurance

All work done by the Operator will be done in accordance with good and prudent international mining, exploration and development practice and in compliance with all applicable laws and regulations including all reclamation obligations. The Operator will be responsible fin obtaining and maintaining (and causing any contractor or subcontractor engaged by the Operator to obtain and maintain), if available on commercially reasonable terms, adequate insurance, and will ensure that, to the extent possible, each of Orko, the members of the Wheaton Group and Newco are named as additional insureds in respect of all policies of insurance.

22.

Management of Newco or Management Committee

Following the incorporation of Newco, the affairs of Newco, including the supervision and direction of the Operator, will be governed by a board of directors (the "Board"), which will consist of five (5) directors, with the Participant having the largest Interest entitled to nominate three (3) directors and the remaining Participant having the right to nominate, collectively, the remaining two (2) directors. One of the directors nominated by the Participant with the largest Interest will be the chairman of board and will have a casting vote in the event of a tie. Upon the Participation Date, if Newco has not been formed, a management committee (the "Management Committee") will immediately be formed with each Participant with an Interest in the Property (which, for greater certainty, does not include any royalty interest) appointing two representatives thereon. Each Participant will, through its representatives, have a vote in Management Committee meetings equal to its Interest from time to time Decisions shall be by majority vote with the representatives of the Operator having a casting vote in case of deadlock. The Board or Management Committee, as applicable, are each referred to as the "Governing Body".

23.

Work Plans and Budgets

Each work plan and budget will be prepared by the Operator in respect of a period of time of up to 12 months and will contain an itemized projection of Exploration Expenditures to be incurred, the nature of the work to be performed and the expected schedule of implementation. Each such work plan and budget will be submitted to the Governing Body by delivery of such plan and budget to the members of the Governing Body no later than sixty (60) days prior to the commencement of the period to which it relates. The Governing Body will meet not less than thirty (30) days prior to the commencement of the period to which the proposed work plan and budget relates to approve, modify or reject the proposed work plan and budget for the ensuing period. The Operator will be entitled to submit phased work plans and budgets in which the implementation of successive phases will be dependent upon the result of previous phases. Within two (2) days following the approval of an annual work plan and budget the Operator will provide all Participants with an Interest in the Property the details of the work plan and budget approved by the Governing Body (an "Approved Work Plan").

25.

Participation in Work Plans and Budgets

Each Participant will have the right to elect to participate in an Approved Work Plan in proportion to its Interest or any lesser proportional interest or to decline to participate entirely by delivering a written notice of its election to that effect to the Governing Body (the elected proportional participation in such Approved Work Plan is hereinafter referred to as a Participant's "Participating Percentage") not more than thirty (30) days after the Participant receives the details of the Approved Work Plan from the Operator. If a Participant fails to provide such a written notice to the Governing Body within such period, it will irrevocably be deemed to have elected not to participate. If either Participant elects (or is deemed to have elected) not to participate or to participate in a proportion less than its full Interest, that shortfall will promptly be offered to the other Participant(s). If, in such subsequent offer, the other Participant(s) elect to participate in the shortfall in amounts, which, collectively, exceed the amount of shortfall available, entitlement shall be apportioned on the basis of the relative Interests of the Participant(s). If the Participant(s) ultimately and collectively elect to participate in less than the entire Approved Work Plan, the Governing Body will have the right, in its discretion but in consultation with the Operator, either to cancel and rescind the Approved Work Program or to revise and down-size the Approved Work Plan to a level, scope and size commensurate with the amount of funds actually committed by the Participants.

26.

Funding of Newco

Funds required by Newco for its operations and for payment of Exploration Expenditures and any other expenses in connection with the Property and operations thereon will be advanced to Newco by the Participants in such manner (i.e. by way of shareholder bans, subscriptions for additional shares of Newco or other procedure) as determined by the Governing Body, which will determine the most tax-efficient method for the making of such advances, taking into account the potential repayment thereof.

27.

Cash Calls

Monthly Exploration Expenditure projections will be provided by the Operator to the Participants on a quarterly basis, thirty (30) days in advance of each quarter and each Participant will remit to Newco (or, if Newco has not yet been formed, the Operator) funds representing its Participating Percentage share of projected Exploration Expenditures for the month in which the funds are scheduled to be expended to Newco (or the Operator, if applicable) on or before the first day of the month in which the funds are scheduled to be expended. The Operator (or, at the Operator's request, Newco) will also be entitled to issue cash calls at any time to the Participants requiring each Participant to contribute its Participating Percentage share of any budget overruns of up to ten (10%) percent of budgeted Exploration Expenditures or its Interest share of any emergency or other unexpected expenditures. Failure by a Participant to provide its share of such cash call funds within fifteen (15) days of notice from Newco (or the Operator, if applicable) that such funds are overdue will be deemed to be an election by such Participant that it is not participating in such cash call in respect of the shortfall between the amount that such Participant was required to contribute and the amount actually contributed and Newco (or the Operator, if applicable) will be entitled to invite the other Participant(s) to contribute such shortfall. If another Participant contributes such shortfall, such Participant shall be deemed to have incurred two ($2.00) dollars in Exploration Expenditures for each one ($1.00) dollar contributed in respect of such shortfall for purposes of calculating the respective Interests of the Participant(s). In the case of cash calls for budget overruns in excess of ten (10%) percent of the Approved Work Plan for a year, the Operator shall have a choice between:

(a)

funding the cost of such overruns itself entirely, without dilution to the other Participants; or

(b)

suspending the Approved Work Plan, convening a meeting of the Governing Body, proposing an amended work plan and budget and following the other procedures set out above for adoption of, and commitments to, a new work plan and budget to replace the Approved Work Plan for such period.

28.

Failure to Fund Maintenance Expenditures

Following the Participation Date, failure by any Participant to fund its proportionate share of the costs of the minimum activities necessary to maintain Newco and the Property in good standing and comply with all applicable governmental requirements and applicable laws (the "Maintenance Expenditures") for two consecutive years will result in such non-contributing Participant(s) being obligated to transfer all of its Interest (including any shareholder loans to Newco it may have made in respect of any contributions) to the remaining Participant(s) (pro rata if more than one unless otherwise agreed) for the all inclusive purchase price of ONE HUNDRED ($100) DOLLARS, alter which transfer it will have no interest whatsoever in Newco, the Property or any products therefrom.

29.

Dilution to Net Smelter Returns Royalty

Upon the dilution of the Interest of a Participant to less than ten (10%) percent, such Participant will transfer all of its Interest to Newco, or the other Participant if Newco is not formed, in consideration of the grant by Newco, or the other Participant, as applicable, of a right to receive payments from Newco, or the other Participant if applicable, equal to TWO (2%) PERCENT of the net smelter returns from the operation of the Property as a mine, calculated and paid in accordance with Schedule "B". Following such transfer, the party holding the royalty interest will no longer be a Participant. The reduction or conversion to a royalty of a party's Interest shall not relieve such party of its share of any liability, whether it accrued before or after reduction or conversion, arising out of operations conducted prior to such reduction or conversion. A party's share of such liability shall be equal to its interest at the time that such liability was incurred.

30.

Annual Reports and Other Disclosure by Operator

At the end of each year after the Participation Date and not later than the date the Operator sends the proposed work plan and budget for the ensuing year to the members of the Governing Body, the Operator will provide a report to the Participants setting out the results and interpretations obtained or received in connection with exploration or development work on the Property and an accounting of Exploration Expenditures which were incurred. Notwithstanding such disclosure by the Operator, it will not have any liability or responsibility to the other Participants in connection with any reports or results that it provides, or any information contained therein, and the other Participant(s) agrees that it will rely on its own appraisals and interpretations related thereto. If, in between delivery of such annual reports, there should arise any change in the condition of, status of, or prospects for profitable operation of a mine on, the Property which is material in relation to the Property (excluding changes in general conditions relevant to all gold mining companies), the Operator will promptly provide the other Participant(s) with notice of the details of such change.

31.

Access to Data and Confidentiality

The Wheaton Group will provide to Orko access to, or copies of, all Existing Data, which will (subject to the provisions of this paragraph) be held in confidence by Orko. After the Participation Date the Operator will provide to each Participant, upon request, access to all reports, maps, sections, drill logs, assay results, core, sample pulps, studies (including feasibility studies) and all other records or data (paper or electronic) and physical samples or material with respect to all work of the Operator performed on or concerning, or extracted from, the Property, to the extent the same are in the Operator's possession or control (collectively, the "Property Data"). Each Participant will be entitled to take copies of all Property Data from time to time. All Existing Data, Property Data and any other non-public information with respect to the Property and the activities of the parties thereon generated pursuant to this agreement will be held in confidence, subject to the right of any party to release any such information as required by applicable law or the rules, regulations, bylaws, policies and listing agreements of any stock exchange upon which the shares of a party (or any of its affiliates) are listed, including laws, rules, regulations, bylaws, policies or instruments which require the disclosure of such information in connection with completing a financing of a Participant or the filing of an annual information form of a Participant, but disclosure is not otherwise required about a financing. If a party (or any of its affiliates) proposes to issue a press release or other public disclosure, it will provide a copy of such disclosure to the other party not less than two (2) business days prior to the proposed release, filing or dissemination thereof, and such party will have the right to review and provide comments on any such disclosure to the disclosing party. The disclosing party is obligated to consider all such comments in good faith.

32.

Distribution of Production

To the extent possible under applicable Mexican law, each Participant will, subject to all necessary contributions to Exploration Expenditures and other costs being timely made, be entitled to receive all ores, concentrates or other material produced as a result of the exploitation and use of the Property in kind in proportion to their respective Interests at the time such production is completed. If such a distribution is not possible, then each Participant will have the right to purchase from Newco an amount of product equal to its proportional share thereof (based upon its Interest at the relevant time) at a price fixed by the Governing Body but, in any event, not greater than that which would be paid by an arm's length purchaser thereof.

33.

Dropping Concessions or Portions Thereof

Prior to the exercise of the First Option, Orko has the right, in its sole discretion, at any time to exclude one or more of the concessions comprised in the Property front the First Option, or (if permitted by, and in accordance with, applicable laws) to reduce the size of any one or more concessions comprised in the Property and thereby surrender and terminate any interest of Orko in, or any right of Orko to earn any interest in, any such concessions or put lions thereof. If Orko wishes to surrender de First Option with respect to any such concessions or portions thereof, it will give not less than thirty (30) days (the "Surrender Period") written notice of such intention (the "Surrender Notice"), such Surrender Notice to list the concussions, or portions thereof proposed to be dropped or abandoned ("Surrendered Concessions"). Following the end of the Surrender Period, the concessions listed in the Surrender Notice will (subject, with respect to any reduction in the size of a concession, to the successful completion of such reduction in accordance with applicable laws), cease to form part of the Property, the definition of Property will henceforth exclude such Surrendered Concessions, Orko will have no further right in or to, or right to earn any interest in or to, the Surrendered Concessions, and no further obligations or responsibilities in respect of the Surrendered Concessions except pursuant to paragraph 9. Following the exercise of the First Option, any concessions comprised in the Property may only be reduced, surrendered or abandoned by mutual agreement of the parties.

34.

Default

If any party hereto defaults in the performance of any of its obligations hereunder, the party affected by such default may give notice to the defaulting party, and if the defaulting party does not cure such default within:

(a)

in the case of a default by Orko of any of the requirements of subparagraphs 3(a), 3(b) or 16(c) or paragraphs 7 or 17, fifteen (15) days, or

(b)

in the case of any other default, thirty (30) days, provided that if any such default (other than with respect to the payment of monies) is, by its nature, not able to he cured within a thirty (30) day period, and the party in default commences reasonable steps to begin to cure such default within the thirty (30) day period specified in this subparagraph (b), such party will be allowed such additional time as may be reasonably required to cure such default so long as it assiduously proceeds with the curing of such default during such period, after receipt of such notice, then:

(c)

if the affected party is a member of the Wheaton Group and the uncured default is a default by Orko pursuant to any of the provisions specified in subparagraph (a) prior to the exercise of the First Option, Wheaton may terminate the First Option in accordance with paragraph 6; or

(d)

if a member of the Wheaton Group elects not to terminate the First Option pursuant to subparagraph (c), or in the case of any other default which is not cured, the affected party may refer the matter to arbitration pursuant to paragraph 31, seeking such relief as it may deem appropriate.

35.

Governing Law

This agreement will be governed by and interpreted in accordance with the laws of British Columbia and those of Canada applicable therein.

36.

Assignment

Orko will have the right without the consent of, but upon notice to, Wheaton and Luismin to assign and transfer all of its rights and obligations hereunder to a direct or indirectly owned Mexican affiliate of Orko, provided that such affiliate first agrees to be bound hereby and to remain an affiliate of Orko, and that Orko will not be released from its obligations hereunder. Save for any such transfer, any other transfer by any party (except to an affiliate of such party who remains as such) of any of its interest hereunder or in the Property or Newco will be subject to a pro rata right of first refusal in favour of the other parties hereto, whereby the party proposing to transfer all or a part of its interest will be required to offer it to the other parties, who will have a period of sixty (60) days to determine if they wish to purchase such interest (which purchase will be on the same terms as those offered by the third party to whom such sale is proposed). If the other parties do not accept such offer, such interest may only be sold by the offering party to the original third party proposing to purchase it and upon the terms as originally offered by such third party.

37.

Formal Agreement

The parties will use their best efforts to settle and execute formal documentation as necessary to give effect to this agreement in Mexico within a period of one hundred and twenty (120) days following the Acceptance Date, such formal documentation to reflect the terms and conditions of this letter together with such additional terms and conditions as are typical of option and joint venture agreements of this nature and will reflect a structure among the parties indicated to be the most beneficial by the parties' Canadian and Mexican legal and tax advisers, but this agreement is not subject to the settlement and execution of such formal documentation and is a binding agreement upon acceptance hereof by Orko. If there are disputes with respect to the form of such formal documentation, the matter will be referred to arbitration in accordance with paragraph 38.

38.

Arbitration

Any dispute, controversy or claim arising out of or relating to this agreement, the breach, termination or invalidity of it, any deadlock or inability of the parties to agree on a course of action to be taken hereunder, or the failure of the parties to settle the formal agreement referred to in paragraph 37, will be referred to and finally resolved by arbitration in accordance with the "Procedures for Cases under the BCICAC Rules" of the British Columbia International Commercial Arbitration Centre ("BCICAC"), which will administer the arbitration case in accordance with such rules. If the parties cannot agree on an arbitrator within fifteen (15) days of the matter being referred to arbitration, then the BCICAC will appoint an arbitrator. The place of arbitration will be Vancouver, British Columbia, Canada and the language used in the arbitral proceeding will he English. The arbitrator's fees, and the other costs of the arbitration, will be paid by the loosing party, subject to the contrary decision of the arbitrator.

39.

Area of Interest

All interests in minerals or mineral tenures, or rights or options to acquire any such interests, acquired after the date of this agreement by, any party or any of its affiliates, any portion of which lies within five (5) kilometres of the outer boundaries of the Property as constituted as of the date hereof, will be subject to this agreement. For greater certainty, the five (5) kilometre limit applies only to the existing Property boundary, and if additional property interests are acquired by virtue of this paragraph 39, the five (5) kilometre limit will not apply to the area covered by the expansion of the boundary as a result. No existing rights to minerals or mineral tenures held by a party or any of its affiliates as at the date of this agreement will be subject to this paragraph 39, notwithstanding that new or additional rights in or to the ground or minerals subject thereto are acquired after the date hereof. Upon any party or one of its affiliates acquiring any such an interest, it will provide all information thereon and on the acquisition terms to the other party with which it is not affiliated, and, unless the non-affiliated party rejects such acquisition, such interest will become part of the Property and subject to this agreement. If such acquisition is prior to the exercise of the First Option, or after the exercise of the First Option and Orko is proceeding with the Second Option, the acquisition costs will be paid by Orko and will constitute Exploration Expenditures hereunder. Following the Participation Date, each Participant will forthwith pay its pro rata share of such costs to Newco which will reimburse the acquiring party for its arm’s length costs of acquisition.

40.

Covenant by Orko to Assign Agreement to Mexican Subsidiary

Orko covenants and agrees with the Wheaton Group that it will, provided that the First Option has not been earlier terminated hereunder, within one (1) year of the Acceptance Date, assign all its rights in and to this agreement, the Property and the Option to a wholly owned Mexican subsidiary of Orko in compliance with the procedure specified in paragraph 36.

41.

Force Majeure

No party will be liable for its failure to perform any of its obligations under this agreement due to a cause beyond its control (except those caused by its own lack of funds) (each an "Intervening Event") including, but not limited to, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority, excessive delays in obtaining, or the refusal to issue, any required permits or licenses, or non-availability of materials, supplies, labour or transportation. All time limits imposed by this agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event. A party relying on force majeure will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority.

42.

Regulatory Acceptance

This agreement is subject to the acceptance for filing hereof by the TSX Venture Exchange ("TSXV") on behalf of Orko, and Orko covenants and agrees that it will promptly submit this agreement to the TSXV, requesting such acceptance, and will submit all required documentation and materials and otherwise use its best efforts to secure such acceptance and, in that regard, comply promptly with all conditions that may be imposed by the TSXV as a condition of obtaining such acceptance.

If the foregoing correctly sets forth the agreement reached among us, kindly acknowledge this by signing and returning to us a copy of this letter on or before the close of business in Vancouver, B.C. on the business day following the date hereof, whereupon a binding legal agreement will be in effect between us and we will instruct our solicitors to prepare the necessary formal documentation following TSXV acceptance hereof on behalf of Orko.

Yours very truly,

WHEATON RIVER MINERALS LTD.

Per:

Peter Barnes,

Executive Vice-President

LUISMIN S.A. DE. C.V

MINAS DE SANLUIS, S.A. D C.V.

Per:

Eduardo Luna,

President

We, Orko Gold Corp., hereby acknowledge and confirm the foregoing correctly sets forth our understanding and agree to the foregoing terms and conditions as legally binding upon us as of this  12th day of May, 2004

We, Orko Gold Corp., hereby acknowledge and confirm the foregoing correctly sets forth our understanding and agree to the foregoing terms and conditions as legally binding upon us as of this  12th day of May, 2004

ORKO GOLD CORP.

SCHEDULE "A" THE PROPERTY

LUISMIN, S.A. DE C. V. _UISMIN

MINAS DE SANLUIS, S.A. DE C.V.

SANTA MONICA PROJECT, MINING TAXES AND MINIMUN INVESTMENT IN MINING CLAIMS
(USD)

No.	NAME	SURFACE	FILE	TITLE	TYPE	VALIDITY		MINING TAXES, USD			MINIMUM INVESTMENT
						FROM	TO	2004	2005	2006	2004	2005	2006
		Ha.
1	Santa Monica	16,3E5.4570	31208	221288	B	20-Jan-2004	19-Jan-2010	5,773	6,119	6,425	34,295	126,231	132,543'
TOTAL:		16,385.4570						5,773	6,119	6,425	34,295	126,231	132,543

TYPE CONCESSION A = Exploration Application, B = Exploration Concession, C = Exploitation Application and D = Exploitation Concession.

The mining taxes and minimum investment, for the years 2005 and 2006 are dear.

SCHEDULE "B"
NET SMELTER RETURNS ROYALTY CALCULATION

1.

Pursuant to the agreement to which this Schedule "B" is attached, a tinnier Participant (the Royalty Holder") may become entitled to receive, from the remaining Participant (the "Royalty Payor"), a royalty equal to TWO (2%) PERCENT of the Net Smelter Returns on all Product sold or deemed to have been sold by or for the Royalty Payor or its successors-in-interest, to be calculated and paid in accordance with this Schedule "B" (the "Royalty Interest").

2.

It is hereby declared to be the intention of the Royalty Payor and the Royalty Payee that the Royalty Interest be based upon the value at the boundary of the Property of the Products produced and sold or deemed sold, determined by reference to published prices, all as hereinafter provided. The Royalty Payee acknowledges that it may be necessary or appropriate to process, treat, or upgrade Products off the Property before they are sold or deemed sold and that to determine the value of such Product at the boundary of the Property, all costs incurred or deemed incurred by the Royalty Payor after the Products leave the Property will be deducted from the proceeds received or deemed to be received by the Royalty Payor. The obligation to pay the Royalty Interest will accrue upon the outturn of refined metals meeting the requirements of the specified published price to the Royalty Payor's account or the sooner sale of unrefined metals, dore, concentrates, ores or other Products, as hereinafter provided.

3.

For the purposes hereof, the following words and phrases will have the meanings hereinafter ascribed to them unless otherwise stated or the context otherwise requires:

(a)

“Net Smelter Returns" means the Gross Value of Products, less all costs, charges and expenses paid or incurred by the Royalty Payor with respect to such Products after such Products leave the Property, including, without limitation.

(i)

all charges for treatment of Products in the smelting and refining processes (including handling, processing, and provisional settlement fees, sampling, assaying and representation costs, penalties and other processor deductions, and interest) provided that if such treatment is carried out in facilities owned or controlled, in whole or in part, by the Royalty Payor, then the foregoing charges will be equal to the amount the Royalty Payor would have incurred if such treatment were carried out at facilities not owned or controlled by the Royalty Payor then offering comparable services for comparable products on terms then prevailing in the area,

(ii)

the actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of Products from the Property to the place of refining, beneficiation or treatment and then to the place of sale, and

(iii)

use, gross receipts, severance, export, and ad valorem taxes and any other tax or government royalty or levy payable by the Royalty Payor and based directly upon and actually assessed against the value or quantity of Product sold or otherwise disposed or deemed disposed of, but excluding any and all taxes:

(1)

based upon the net or gross income of the Royalty Payor, or

(2)

based upon the value of the Property, the privilege of doing business and other similarly based taxes;

(b)

"Gross Value" means, for the following categories of Products produced and sold by the Royalty Payor:

(i)

if the Royalty Payor causes refined gold (meeting the specifications of the London Bullion Market Association) to be produced from Ore, for purposes of determining the Royalty Interest the refined gold will be deemed to have been sold at the Monthly Average Gold Price for the month in which it was produced, and the Gross Value will be determined by multiplying Gold Production during the calendar month by Monthly Average Gold Price. As used herein, "Gold Production" means the quantity of refined gold outturned to the Royalty Payor's pool account by an independent third-party refinery for gold produced from the Property during the calendar month on either a provisional or final settlement basis, and "Monthly Average Gold Price" means the average London Bullion Market Association P. M. Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported,

(ii)

if the Royalty Payor causes refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harman) to be produced from Ore, for purposes of determining the Royalty Interest the refined silver will be deemed to have been sold at the Monthly Average Silver Price for the month in which it was produced, and the Gross Value will be determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price. As used herein, "Silver Production" means the quantity of refined silver outturned to the Royalty Payor's pool account by an independent third-party refinery for silver produced from the Property daring the calendar month on either a provisional or final settlement basis, and "Monthly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported,

(iii)

if the Royalty Payor causes Products other than refined gold and refined silver meeting the foregoing specifications to be produced, the Gross

Value shall be equal to the Quantity Sold of the particular Product in question multiplied by the applicable Monthly Average Metal Price. As used herein, the term "Quantity Sold" means the volume or quantity of Product disposed of by the Purchaser in a particular sale which settled in the relevant month, provided that if the Product is ore, concentrate, leachate, precipitate, sponge, dore or any other material containing impurities, then the Quantity Sold will be the volume or quantity of the mineral or metal in question actually contained in the sold Product (which volume or quantity will be established by sound and generally accepted assaying or other analytical practices and procedures) multiplied by a recovery rate equal to the average recovery rate actually experienced by the Royalty Payor during the preceding six (6) months with respect to such Product (or, if no such average can be calculated, a rate mutually agreed between the parties or. failing such agreement, settled by arbitration). "Monthly Average Metal Price" means the average price, in U.S. dollars, for the metal or mineral in question during the month in which the sale occurred as quoted in "Metals Week", published by McGraw-Hill,

(iv)

if the London Bullion Market Association P.M. Gold Fix or the Handy & Harman New York Silver Price are, for any reason, not published for a month in question, the Monthly Average Gold Price or the Monthly Average Silver Price, as applicable, will be determined by reference to the prices for refined gold bullion or refined silver bullion, as applicable, published in "Metals Week", published by McGraw-Hill. It the necessary prices with respect to any Products are not quoted, or the publication of "Metals Week" ceases, or is suspended, then those prices quoted for the Product during the applicable period by such other publication or source as is generally recognized in the mining industry as reflecting the price at which that Product was being offered for sale and purchase during such period will be used, and

(v)

where outturn of refined gold, silver or other metal is made by an independent third party refinery on a provisional basis, the Gross Value will be based upon the amount of such provisional settlement, but will be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by such refinery;

(c)

"Ore" means all materials from the Property, the nature and composition of which, in the sole judgement of the operator of the Property, justifies either mining or removing from place and shipping and selling such material, or delivering such material to a processing plant for physical or chemical treatment; or leaching such material in place; and

(d)

"Products" means all Ore shipped and sold prior to treatment, and all concentrates, precipitates, (lore, metals and other products produced from Ore.

4.

The Royalty Payee acknowledges that the purpose of paragraph 3 above is to pay to the Royalty Payee a Royalty Interest on the basis of value of the refined gold and silver produced from Ores as established by the London Bullion Market Association P.M. Gold Fix for gold, and the New York Silver Price as published by Handy & Harman for silver, regardless of the price or proceeds actually received by the Royalty Payor for or in connection with such metal or the manner in which a sale of refined metal to a third party is made by the Royalty Payor. The Royalty Payee further acknowledges that the Royalty Payor will have the right to market and sell or refrain from selling refined gold, silver and other metals produced from the Property in any manner it may, in its sole discretion, elect, and that the Royalty Payor will have the right to engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (collectively, Trading Activities") which may, but not necessarily, involve the possible delivery of gold, silver or other metals produced from the Property. The Royalty Payee and the Royalty Payor specifically acknowledge and agree that the Royalty Payee will not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Royalty Payor's actual marketing or sales practices or by its Trading Activities. The Royalty Payor may sell Products to any purchaser it wishes.

5.

The Royalty Payor may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt or otherwise process and upgrade Products prior to sale, transfer or conveyance to a purchaser, user or consumer other than the Royalty Payor. The Royalty Payor will not be liable for mineral values lost in such processing under sound mineral processing practices.

6.

All Products for which the Royalty Interest is payable will be weighed or measured, sampled and analyzed in accordance with generally accepted mining and metallurgical practices. After such measurement, the Purchaser may mix or commingle such Products with ores, materials, concentrates or other products from other properties, provided that the Royalty Payor will keep detailed records to support all determinations as to the quantity and quality of commingled Product and will, upon request, make such information freely available to the Royalty Payee and their representatives.

7.

Payments on account of the Royalty Interest will become due and payable quarterly on the last day of each month following the last day of the calendar quarter in which the same accrued. Payments on account of the Royalty Interest will be accompanied by a statement, signed by the Chief Financial Officer of the Royalty Payor (a "Statement") showing in reasonable detail:

(a)

the quantities and grades of the refined metals; dore, concentrates or other Products produced and sold or deemed sold by the Royalty Payor in the preceding calendar quarter;

(b)

the applicable Monthly Average Gold Prices, Monthly Average Silver Prices, and Monthly Average Metal Prices determined as herein provided for Products on which payments on account of the Royalty Interest are due;

-5

(c)

all costs and other deductions used in computing the applicable Net Smelter Returns for each Product on which payments on account of the Royalty Interest are due; and

(d)

other pertinent information in sufficient detail to explain the calculation of the payments on account of the Royalty Interest.

8.

Each Statement will also list the quantity and quality of any gold or silver dore which has been retained as inventory by the Royalty Payor for more than one hundred and fifty (150) days. The Royalty Payee will have fifteen (15) days after receipt of a Statement to either:

(a)

request that such dore be deemed sold as provided in subparagraphs 3(b)(i) and (ii) as of such fifteenth (15th) day, utilizing the mine weights and assays for such cloth and utilizing a reasonable recovery rate (based on the average recovery rates experienced during the preceding six months with respect to Products) for refined metal and reasonable deemed charges for all deductions specified in subparagraph 3(a) based on average rates incurred in the prior six(6) month period; or

(b)

elect to wait until the time that refined gold or silver from such dore is actually outturned to the Royalty Payor's pool account or such dore is sooner sold by the Royalty Payor.

 9.

The failure of the Royalty Payee to respond within such time will be deemed to be an election under (b) above. If the Royalty Payee elects under paragraph 8(a) in respect of any cloth, no additional payment s on account of the Royalty Interest will be payable in respect of such (lore when it is either actually sold or is refined and outturned to the Royalty Payor's pool account or purchased by a refinery. No payments on account of the Royalty Interest will be due with respect to stockpiles of gold or silver dore in respect of which the Royalty Payee has elected, or has been deemed to have elected, under 8(b) above unless and until such ores or concentrates are actually sold or upgraded to refined Product and outturned to the Royalty Payor's pool account or purchased by the refinery or other purchaser.

 10. All payments on account of the Royalty Interest will be considered final and in full satisfaction of all obligations of the Royalty Payor with respect thereto, unless the Royalty Payee delivers to the Royalty Payor a written notice ("Objection Notice") describing and setting forth a specific objection to the calculation thereof within one hundred and eighty (180) days after receipt by the Royalty Payee of a Statement. If the Royalty Payee objects to a particular Statement as herein provided, the Royalty Payee will, for a period commencing on the delivery of such Statement and ending upon the day which is one hundred and eighty (180) days after the end of the fiscal year of the Royalty Payor in which the quartered covered by such Statement falls, have the right, upon reasonable notice and at a reasonable time, to have the Royalty Payor's accounts and records relating to all of the factors involved in the calculation of the payment in question audited by the auditors of the Royalty Payor on behalf of both the Royalty Payor and the

Royalty Payee. The Royalty Payor will co-operate with and provide all information requested by such auditors in respect of such audit. If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Payee, such deficiency or excess will be resolved by adjusting the next quarterly payment due hereunder. The Royalty Payee will pay all the costs and expenses of such audit unless a deficiency of two and one-half (2.5%) percent or more of the amount due is determined to exist. The Royalty Payor will pay the costs and expenses of such audit if a deficiency of two and one-half (2.5%) percent or more of the amount due is determined to exist. All books and records used and kept by the Royalty Payor to calculate the payments due hereunder will be kept in accordance with the generally accepted accounting principles applicable in the jurisdiction of incorporation of the Royalty Payor. Failure on the part of the Royalty Payee to make claim against the Royalty Payor for adjustment in such one hundred and eighty (180) day period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and Royalty payments for such quarter, and forever preclude the filing of exceptions thereto or making of claims for adjustment thereon by the Royalty Payee, except in the case of fraud.

11.

Payment of all amounts on account of the Royalty Interest will be made to the Royalty Payee in immediately available United States funds by bank draft, certified cheque or wire transfer at such place, or to such financial institution, in Canada, the United States or Mexico as the Royalty Payee may specify to the Royalty Payor in writing from time to time, but in any event not later than thirty (30) days prior to the due date of any such payment. Interest will accrue and be payable daily from the date on which any payment on account of the Royalty Interest is required to be made hereunder until payment of such amount at an annual rate equal to the prime rate of the Royal Bank of Canada (as announced from time to time by the main branch of the Royal Bank of Canada in British Columbia as its "prime rate').